Calumet Specialty Products Partners, L.P. Reports Second Quarter 2015 Results

Reports Significant Year over Year Increase in Adjusted EBITDA and Distributable Cash Flow; Trailing-Four-Quarter
Distribution Coverage Ratio Increases to 1.3x; Leverage Ratio Declines for Fourth Consecutive Quarter

INDIANAPOLIS—(PR NEWSWIRE) — August 5, 2015 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuel products, reported net income for the quarter ended June 30, 2015 of $2.5 million, or $(0.02) per limited partner unit, compared to a net loss of $8.3 million, or $(0.17) per unit for the same quarter in 2014. Excluding special items, Calumet reported Adjusted Net Income of $31.5 million, or $0.35 per diluted unit, for the second quarter 2015.

Second quarter 2015 Adjusted Net Income excludes three special items: (1) a net benefit related to lower of cost or market (“LCM”) inventory adjustments of $12.4 million; (2) $46.6 million in debt extinguishment costs due to the full redemption of the 9.625% senior notes due in 2020; and (3) $5.2 million of unrealized derivative gains. For detailed information on the reconciliation of special items, please see the section of this press release entitled “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss).”

Calumet reported Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) of $95.0 million for the second quarter 2015, versus $39.3 million for the prior year period. Calumet’s second quarter results were driven by a combination of improved operational reliability within the Partnership’s system of refineries, strong seasonal demand for refined products, in addition to favorable refined product margins for transportation fuels, asphalt, waxes and packaged and synthetic specialty products.

Distributable Cash Flow (“DCF”) (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the second quarter 2015 was $73.3 million, up from $(15.0) million in the prior year period. The significant year over year improvement was primarily driven by higher gross profit in both the specialty products and fuel products segments, a significant decline in turnaround costs and lower cash interest expense.

Management Commentary

“Our core business performed well in the second quarter 2015, as plant utilization, sales volumes and refined product margins increased on a year over year basis, resulting in another consecutive quarter of profitable growth for our unitholders,” stated Bill Hatch, Interim CEO of Calumet. “Adjusted EBITDA more than doubled on a year over year basis in the second quarter, as strength within our specialty and fuel products segments more than offset a tough quarter in the oilfield services segment.”

“Early into the third quarter, crude oil prices have once again moved lower, representing an opportunity for near term margin expansion within our specialty products segment, which stands to benefit from lower feedstock costs. Further, fuels refining economics improved during July 2015, due to a further increase in the gasoline crack spread, a general widening in crude oil price differentials and favorable economics on asphalt, as compared to the second quarter 2015. Within our oilfield services segment, efforts to rationalize costs within the business remain ongoing.”

“Distributable Cash Flow increased by more than $85 million on a year over year basis in the second quarter 2015, resulting in a Distribution Coverage Ratio of 1.3x in the period, while on a trailing-four-quarter basis the Distribution Coverage Ratio has improved to 1.3x. Our Leverage Ratio, as defined in our debt instruments, declined for the fourth consecutive quarter to 4.3x as of June 30, 2015. We continue to focus on reducing our Leverage Ratio to below 4.0x total debt to trailing-twelve-month Adjusted EBITDA,” concluded Hatch.

“In May 2015, we began selling finished products from our recently completed 20,000 barrels per day (“bpd”) Dakota Prairie Refinery (“DPR”), a 50/50 joint venture with MDU Resources,” continued Hatch. “While refining economics in DPR’s local market proved challenging during the second quarter, a recent widening in the Bakken crude oil price differential, coupled with ongoing efforts to further establish the refinery as the lowest-cost producer in the region, should result in an improved financial performance from DPR, over time.”

“The Missouri esters plant expansion, the San Antonio refinery solvents project and the Montana refinery expansion project, all remain on budget and on schedule for completion in line with our previous guidance. Collectively, we estimate that these projects will provide the Partnership with significant incremental Adjusted EBITDA, upon completion,” added Hatch.

“In July 2015, we declared our 38th consecutive cash distribution on our limited partner units, in keeping with our long-term commitment to returning value to our partners,” noted Hatch. “As we near completion on our announced organic growth projects and continue to make progress on distribution coverage and leverage goals, we intend to consider an increase in our quarterly cash distribution, subject to market conditions.”

Performance Highlights - Second Quarter 2015

▪	Significant year-over-year improvement in Adjusted EBITDA. Adjusted EBITDA increased to $95.0 million, versus $39.3 million in the prior year period.

▪
Significant margin expansion within the specialty products and fuel products segments. Specialty products gross profit per barrel increased to $44.22 in the second quarter 2015, versus $32.67 per barrel in the prior year period. Fuel products gross profit per barrel increased to $10.40 in the second quarter 2015, versus $(0.45) per barrel in the prior year period.

▪	Significant year-over-year improvement in DCF. DCF increased significantly in the second quarter 2015 to $73.3 million, versus $(15.0) million in the prior year period.

▪
Improved distribution coverage ratio. The Partnership’s distribution coverage ratio improved to 1.3x in the second quarter 2015, versus (0.3)x in the prior year period. On a trailing-four-quarter basis, the Partnership’s distribution coverage is 1.3x as of June 30, 2015.

▪
Improved Leverage Ratio. The Partnership’s ratio of total debt to trailing-twelve-month Adjusted EBITDA declined for the fourth consecutive quarter during the three months ended June 30, 2015. At June 30, 2015, the Partnership’s Leverage Ratio was 4.3x, versus 7.4x as of June 30, 2014.

Organic Growth Projects Update

The Partnership is near completion on a multi-year capital spending campaign that includes four high-return organic growth projects. These projects have forecasted annualized rates of return of in excess of 20% and are estimated collectively to provide significant incremental EBITDA growth for the Partnership during the next 18 months, subject to market conditions.
The Partnership currently anticipates that the total projected cost for the organic growth projects campaign will be approximately $665.0 million. As of June 30, 2015, Calumet had invested approximately $605.0 million in the organic growth projects campaign.
The 20,000 bpd Dakota Prairie Refinery, which is the first of four organic growth projects to be completed as part of this campaign, was commissioned in April 2015 and began selling finished products in May 2015. The Partnership has three remaining organic growth projects in process, which are as follows:

▪
Great Falls, Montana Refinery Expansion Project. Calumet is engaged in a project to increase production capacity at its Great Falls, Montana refinery from 10,000 bpd to 25,000 bpd. This project will allow the Partnership to capitalize on access to local, cost-advantaged crude oil, while producing additional fuels and refined products for delivery into the regional market. The scope of this project includes the installation of a new crude unit that will process 25,000 bpd of crude oil and other feedstocks and a new 25,000 bpd hydrocracker. We estimate that this project will be completed during the first quarter 2016. The total estimated annual EBITDA contribution from this project is $70.0 million to $90.0 million, subject to market conditions. Estimated annual EBITDA contribution assumes a per barrel discount of $10 on Bow River crude oil when compared to the price of West Texas Intermediate (“WTI”).

▪
San Antonio, Texas Refinery Solvents Project. Calumet is progressing on a project that will take a portion of its San Antonio refinery’s ultra-low sulfur diesel and jet fuel production and convert it into approximately 3,000 bpd of higher margin solvents that will meet customer requirements for low aromatic content. Solvents production will supplement the refinery’s current fuels production slate and will be targeted toward various specialty products markets. This project is expected to be completed during the fourth quarter 2015. The total estimated annual EBITDA contribution from this project is estimated to be approximately $20.0 million, subject to market conditions.

▪
Missouri Esters Plant Expansion Project. Calumet continues to make progress on a project designed to more than double the production capacity of its Louisiana, Missouri esters plant from 35 million to 75 million pounds per year. We expect this project to be completed during the third quarter 2015. Esters are a key base stock used in the aviation, refrigerant and automotive lubricants markets. The total estimated annual EBITDA contribution from this project is estimated to be $8.0 million to $12.0 million, subject to market conditions.

Upcoming Scheduled Maintenance

The Partnership has planned maintenance scheduled to commence at the Shreveport and San Antonio refineries in the third quarter 2015.  At the Shreveport refinery, the Partnership intends to replace catalyst in two of the refinery’s operating units. This work is scheduled to begin in mid-September and be completed by month-end. At the San Antonio refinery, the Partnership intends to commence a 10-day plantwide outage in mid-September as it completes the final stage of the solvents project.
Financial Guidance

▪
Reiterate 2015 Capital Spending Forecast. For the full year 2015, the Partnership anticipates total capital expenditures of $320.0 million to $335.0 million. Approximately $245.0 million of the total 2015 capital spending plan is allocated toward organic growth projects. The 2015 capital spending plan also includes an estimated $60.0 million to $70.0 million in replacement and environmental capital expenditures and approximately $15.0 million to $20.0 million allocated to turnaround costs.

▪
Reiterate 2015 RFS Compliance Guidance. In conjunction with the Partnership’s ongoing compliance with the U.S. Renewable Fuels Standard (“RFS”), Calumet expects to purchase blending credits referred to as Renewable Identifications Numbers (“RINs”). The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be in the range of 90 million to 100 million RINs for the full year 2015, excluding the provision for any hardship waivers that may or may not be granted by the U.S. Environmental Protection Agency to any of the Partnership’s fuel refineries.

Partnership Liquidity

On June 30, 2015, Calumet had availability under its revolving credit facility of $423.2 million, based on a $625.3 million borrowing base, $99.1 million in outstanding standby letters of credit and $103.1 million in outstanding borrowings. In addition, Calumet had $11.7 million of cash on hand as of June 30, 2015. The Partnership believes it will continue to have adequate liquidity from cash on hand, cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

Gross Profit Comparison of Quarters Ended June 30, 2015 and 2014

Gross profit by segment for the three and six months ended June 30, 2015 and 2014 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In millions, except per barrel data)
Specialty products	$105.6	$70.2	$205.8	$168.4
Fuel products	92.9	(3.7)	161.1	22.9
Oilfield services	4.2	32.5	31.0	32.5
Total gross profit	$202.7	$99.0	$397.9	$223.8

Specialty products gross profit per barrel	$44.22	$32.67	$43.45	$37.63
Fuel products gross profit per barrel (including hedging activities)	$10.40	$(0.45)	$9.20	$1.39
Fuel products gross profit per barrel (excluding hedging activities)	$9.29	$(0.69)	$8.71	$1.48

Specialty Products
Specialty products gross profit increased $35.4 million in the second quarter 2015 when compared to the second quarter 2014. The year over year increase was due primarily to decreased cost of materials, increased sales volume and a $6.0 million favorable LCM inventory adjustment, partially offset by lower average selling prices per barrel.

Fuel Products
Fuel products segment gross profit increased $96.6 million in the second quarter 2015 when compared to the second quarter 2014. The year over year increase was due primarily to widening crack spreads, an $18.7 million favorable LCM inventory adjustment and a $13.9 million favorable RINs adjustment as a result of decreased RINs pricing, partially offset by a narrowing in crude oil price differentials.

Oilfield Services
Oilfield services segment gross profit decreased $28.3 million in the second quarter 2015 when compared to the second quarter 2014. The year over year decrease was primarily attributable to lower sales resulting from a decline in the domestic land rig count and a $13.9 million unfavorable LCM inventory adjustment.

Operations Summary

The following table sets forth unaudited information about our combined operations, excluding the results of operations of Anchor Drilling Fluids USA, Inc. and Anchor Oilfield Services, LLC. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, and the resale of crude oil in our fuel products segment. The table includes the results of operations for our United Petroleum, LLC assets acquired February 28, 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In millions, except per barrel data)
Total sales volume (1)	124,440	115,733	122,950	115,961
Total feedstock runs (2)	122,012	111,617	121,439	114,968
Facility production: (3)
Specialty products:
Lubricating oils	15,005	10,952	13,377	10,785
Solvents (4)	8,359	9,440	8,999	9,020
Waxes	1,513	1,098	1,583	1,208
Packaged and synthetic specialty products (5)	1,605	1,893	1,525	1,724
Other	1,434	1,913	1,164	2,208
Total	27,916	25,296	26,648	24,945

Fuel products:
Gasoline	36,491	29,712	37,086	31,340
Diesel	28,649	23,721	29,432	25,250
Jet fuel	5,043	3,844	5,047	4,133
Asphalt, heavy fuel oils and other	26,601	23,935	24,442	23,155
Total	96,784	81,212	96,007	83,878
Total facility production (3)	124,700	106,508	122,655	108,823
____________

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third-party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume for the three and six months ended June 30, 2015 compared to the same periods in 2014 is due primarily to increased production at the Shreveport refinery due to increased reliability and extended turnaround activity in the 2014 period and increased production at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 being fully operational.

(2)	Total feedstock runs represent the bpd of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.
The increase in total feedstock runs for the three and six months ended June 30, 2015 compared to the same period in 2014 is due primarily to increased production at the Shreveport refinery due to increased reliability and extended turnaround activity in the 2014 period and increased production at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 being fully operational.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The increase in total facility production for the three and six months ended June 30, 2015 compared to the same periods in 2014 is due primarily to the operational items discussed above in footnotes 1 and 2 of this table.

(4)
The decline in solvents production during the second quarter 2015 was attributable to planned lower facility production, coupled with a general decline in solvents demand from oilfield services customers.

(5)	Represents production of packaged and synthetic specialty products, including the products from the Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and six months ended June 30, 2015 and 2014.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In millions)
Derivative gain (loss) reflected in sales	$63.1	$(11.6)	$83.3	$(24.7)
Derivative gain (loss) reflected in cost of sales	(51.6)	12.7	(73.5)	21.9
Derivative gain (loss) reflected in gross profit	$11.5	$1.1	$9.8	$(2.8)

Realized gain (loss) on derivative instruments	$(14.0)	$6.0	$(5.1)	$12.6
Unrealized gain (loss) on derivative instruments	5.2	23.6	(22.7)	48.2
Derivative gain reflected in interest expense	0.1	1.0	0.3	1.3
Total derivative gain (loss) reflected in the unaudited condensed consolidated statements of operations	$2.8	$31.7	$(17.7)	$59.3
Total gain (loss) on commodity derivative settlements	$(15.1)	$9.2	$(1.8)	$13.4

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel; and provides oilfield services and products to customers throughout the United States. Calumet is based in Indianapolis, Indiana and has fourteen manufacturing facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, Oklahoma, eastern Missouri and North Dakota.
The Partnership will report results for the second quarter 2015 on August 5, 2015 before the market opens. A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on August 5, 2015 to discuss the financial and operational results for the second quarter 2015. Investors, analysts and members of the media interested in listening to the live presentation may call (866) 584-9671. The telephonic replay is available by calling (855) 859-2056 and entering passcode 84866239. The replay will be available beginning August 5, 2015 until August 12, 2015. A webcast of the call and accompanying presentation slides will be available on the Partnership’s website at http://www.calumetspecialty.com.

The information contained in this press release is available on Calumet's website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and six months ended June 30, 2015 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements, including our targeted debt to Adjusted EBITDA ratio and our expected future distributions, are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels, other refined products and oilfield services; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products, fuels products and products used in oilfield services that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; estimated capital expenditures as a result of our planned organic growth projects and estimated annual EBITDA contributions from such projects; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) and provide reconciliations of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) to net income (loss) and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) unrealized losses from mark-to-market accounting for hedging activities, (e) realized gains under derivative instruments excluded from the determination of net income (loss), (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense), income (loss) from unconsolidated affiliates, net of cash distributions and income tax expense (benefit). Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 7.625% senior notes due January 15, 2022 that were issued in November 2013 (the “2022 Notes”), our 6.5% senior notes due April 15, 2021 that were issued in March 2014 (the “2021 Notes”) and our 7.75% senior notes due April 15, 2023 (the “2023 Noes”) that were issued in March 2015. We are required to report Consolidated Cash Flow to the holders of our 2021 Notes, 2022 Notes and 2023 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) should not be considered alternatives to net income (loss), operating income, net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss), management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) in the same manner. The following tables present a reconciliation of both net income (loss) to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss), and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Sales	$1,156.2	$1,434.9	$2,174.8	$2,775.9
Cost of sales	953.5	1,335.9	1,776.9	2,552.1
Gross profit	202.7	99.0	397.9	223.8
Operating costs and expenses:
Selling	37.8	40.7	76.2	59.7
General and administrative	31.7	20.9	70.9	46.8
Transportation	42.3	41.3	84.3	81.7
Taxes other than income taxes	4.0	3.6	8.0	5.7
Other	3.2	2.8	6.1	4.9
Operating income (loss)	83.7	(10.3)	152.4	25.0
Other income (expense):
Interest expense	(27.4)	(28.7)	(54.4)	(54.9)
Debt extinguishment costs	(46.6)	—	(46.6)	(89.6)
Realized gain on derivative instruments	(14.0)	6.0	(5.1)	12.6
Unrealized gain (loss) on derivative instruments	5.2	23.6	(22.7)	48.2
Loss from unconsolidated affiliates	(8.2)	(1.0)	(12.7)	(1.2)
Other	0.7	0.2	1.5	0.1
Total other income (expense)	(90.3)	0.1	(140.0)	(84.8)
Net income (loss) before income taxes	(6.6)	(10.2)	12.4	(59.8)
Income tax benefit	(9.1)	(1.9)	(13.9)	(1.7)
Net income (loss)	$2.5	$(8.3)	$26.3	$(58.1)
Allocation of net income (loss):
Net income (loss)	$2.5	$(8.3)	$26.3	$(58.1)
Less:
General partner’s interest in net income (loss)	—	(0.2)	0.5	(1.2)
General partner’s incentive distribution rights	4.2	3.9	8.4	7.7
Non-vested share based payments	—	—	—	—
Net income (loss) available to limited partners	$(1.7)	$(12.0)	$17.4	$(64.6)
Weighted average limited partner units outstanding:
Basic	76,092,517	69,604,669	73,675,251	69,614,055
Diluted	76,092,517	69,604,669	73,730,189	69,614,055
Limited partners’ interest basic and diluted net income (loss) per unit	$(0.02)	$(0.17)	$0.23	$(0.93)
Cash distributions declared per limited partner unit	$0.685	$0.685	$1.37	$1.37

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11.7	$8.5
Accounts receivable, net	310.2	349.8
Inventories	553.3	513.5
Derivative assets	1.2	23.2
Prepaid expenses and other current assets	10.4	9.2
Deferred income taxes	6.1	2.3
Total current assets	892.9	906.5
Property, plant and equipment, net	1,588.6	1,464.4
Investment in unconsolidated affiliates	170.6	137.3
Goodwill	245.8	245.8
Other intangible assets, net	235.8	257.5
Other noncurrent assets, net	99.5	108.3
Total assets	$3,233.2	$3,119.8
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$434.9	$419.9
Accrued interest payable	32.5	37.6
Accrued salaries, wages and benefits	29.2	21.9
Other taxes payable	19.0	17.9
Other current liabilities	67.5	40.0
Current portion of long-term debt	0.6	0.6
Derivative liabilities	18.3	5.6
Total current liabilities	602.0	543.5
Deferred income taxes	22.4	32.3
Pension and postretirement benefit obligations	19.2	20.0
Other long-term liabilities	0.9	0.9
Long-term debt, less current portion	1,717.0	1,712.9
Total liabilities	2,361.5	2,309.6
Commitments and contingencies
Partners’ capital:
Partners’ capital	874.0	796.5
Accumulated other comprehensive income (loss)	(2.3)	13.7
Total partners’ capital	871.7	810.2
Total liabilities and partners’ capital	$3,233.2	$3,119.8

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Six months ended June 30,
	2015	2014
Operating activities
Net income (loss)	$26.3	$(58.1)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	71.4	65.6
Amortization of turnaround costs	12.7	11.9
Non-cash interest expense	2.9	3.5
Non-cash debt extinguishment costs	9.1	18.7
Provision for doubtful accounts	0.2	1.2
Unrealized (gain) loss on derivative instruments	22.7	(48.2)
Non-cash equity based compensation	5.5	2.9
Deferred income tax benefit	(14.1)	(1.9)
Lower of cost or market inventory adjustment	0.8	(2.9)
Losses from unconsolidated affiliates	12.7	1.2
Other non-cash activities	3.9	2.1
Changes in assets and liabilities:
Accounts receivable	39.4	(120.6)
Inventories	(40.6)	(86.7)
Prepaid expenses and other current assets	4.5	(1.8)
Derivative activity	(3.5)	3.8
Turnaround costs	(5.9)	(22.2)
Accounts payable	(7.0)	162.3
Accrued interest payable	(5.1)	20.9
Accrued salaries, wages and benefits	1.6	(16.0)
Other taxes payable	1.3	(1.2)
Other liabilities	21.7	1.9
Pension and postretirement benefit obligations	(0.5)	(0.5)
Net cash provided by (used in) operating activities	160.0	(64.1)
Investing activities
Additions to property, plant and equipment	(153.2)	(105.5)
Cash paid for acquisitions, net of cash acquired	—	(234.0)
Investment in unconsolidated affiliates	(46.0)	(37.5)
Proceeds from sale of property, plant and equipment	0.2	—
Net cash used in investing activities	(199.0)	(377.0)
Financing activities
Proceeds from borrowings — revolving credit facility	637.3	390.0
Repayments of borrowings — revolving credit facility	(685.0)	(330.8)
Repayments of borrowings — senior notes	(275.0)	(500.0)
Payments on capital lease obligations	(3.5)	(0.5)
Proceeds from senior notes offering	322.6	900.0
Debt issuance costs	(5.6)	(16.0)
Proceeds from public offerings of common units, net	161.5	—
Contributions from Calumet GP, LLC	3.5	—
Common units repurchased and taxes paid for phantom unit grants	(3.6)	(2.1)
Cash settlement of unit based compensation phantom units	—	(0.9)
Distributions to partners	(110.0)	(105.1)
Net cash provided by financing activities	42.2	334.6
Net increase (decrease) in cash and cash equivalents	3.2	(106.5)
Cash and cash equivalents at beginning of period	8.5	121.1
Cash and cash equivalents at end of period	$11.7	$14.6

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net income (loss)	$2.5	$(8.3)	$26.3	$(58.1)
Add:
Interest expense	27.4	28.7	54.4	54.9
Debt extinguishment costs	46.6	—	46.6	89.6
Depreciation and amortization	36.0	35.4	71.4	65.6
Income tax benefit	(9.1)	(1.9)	(13.9)	(1.7)
EBITDA	$103.4	$53.9	$184.8	$150.3
Add:
Unrealized (gain) loss on derivative instruments	(5.2)	(23.6)	22.7	(48.2)
Realized gain (loss) on derivatives, not included in net income (loss) or settled in a prior period	(12.6)	1.9	(6.5)	3.4
Amortization of turnaround costs	6.6	6.1	12.7	11.9
Non-cash equity based compensation and other non-cash items	2.8	1.0	6.2	4.6
Adjusted EBITDA	$95.0	$39.3	$219.9	$122.0
Less:
Replacement and environmental capital expenditures (1)	10.0	10.9	17.3	16.7
Cash interest expense (2)	25.9	27.1	51.5	51.4
Turnaround costs	3.2	19.2	5.9	22.2
Loss from unconsolidated affiliates	(8.3)	(1.0)	(12.8)	(1.2)
Income tax benefit	(9.1)	(1.9)	(13.9)	(1.7)
Distributable Cash Flow	$73.3	$(15.0)	$171.9	$34.6

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED (USED IN) BY OPERATING ACTIVITIES
(In millions)

	Six Months Ended June 30,
	2015	2014
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by (used in) operating activities:	(Unaudited)
Distributable Cash Flow	$171.9	$34.6
Add:
Replacement and environmental capital expenditures (1)	17.3	16.7
Cash interest expense (2)	51.5	51.4
Turnaround costs	5.9	22.2
Loss from unconsolidated affiliates	(12.8)	(1.2)
Income tax benefit	(13.9)	(1.7)
Adjusted EBITDA	$219.9	$122.0
Less:
Unrealized (gain) loss on derivative instruments	22.7	(48.2)
Realized gain (loss) on derivatives, not included in net income (loss) or settled in a prior period	(6.5)	3.4
Amortization of turnaround costs	12.7	11.9
Non-cash equity based compensation and other non-cash items	6.2	4.6
EBITDA	$184.8	$150.3
Add:
Unrealized (gain) loss on derivative instruments	22.7	(48.2)
Cash interest expense (2)	(51.5)	(51.4)
Non-cash equity based compensation	5.5	2.9
Deferred income tax benefit	(14.1)	(1.9)
Lower of cost or market inventory adjustment	0.8	(2.9)
Loss from unconsolidated affiliates	12.7	1.2
Amortization of turnaround costs	12.7	11.9
Income tax benefit	13.9	1.7
Provision for doubtful accounts	0.2	1.2
Debt extinguishment costs	(37.5)	(70.9)
Changes in assets and liabilities:
Accounts receivable	39.4	(120.6)
Inventories	(40.6)	(86.7)
Other current assets	4.5	(1.8)
Turnaround costs	(5.9)	(22.2)
Derivative activity	(3.5)	3.8
Accounts payable	(7.0)	162.3
Accrued interest payable	(5.1)	20.9
Other liabilities	24.6	(15.3)
Other, including changes in noncurrent liabilities	3.4	1.6
Net cash provided by (used in) operating activities	$160.0	$(64.1)

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(In millions, except unit and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of Net income (loss) to Adjusted Net Income (Loss):	(Unaudited)
Net income (loss)	$2.5	$(8.3)	$26.3	$(58.1)
Special items:
Add:
Early settlement of certain derivative instruments	—	—	(6.8)	—
Unrealized (gain) loss on derivatives	(5.2)	(23.6)	22.7	(48.2)
LCM inventory adjustment	(12.4)	(1.6)	0.8	(2.9)
Debt extinguishment costs	46.6	—	46.6	89.6
Adjusted net income (loss)	$31.5	$(33.5)	$89.6	$(19.6)
Allocation of adjusted net income (loss)
Adjusted net income (loss)	$31.5	$(33.5)	$89.6	$(19.6)
Less:
General partner’s interest in adjusted net income (loss)	0.6	(0.7)	1.8	(0.4)
General partner’s incentive distribution rights	4.2	3.9	8.4	7.7
Adjusted net income (loss) available to limited partners	$26.7	$(36.7)	$79.4	$(26.9)
Weighted average limited partner units outstanding
Basic	76,092,517	69,604,669	73,675,251	69,614,055
Diluted	76,157,816	69,604,669	73,730,189	69,614,055
Limited partners’ interest basic adjusted net income (loss) per unit	$0.35	$(0.53)	$1.08	$(0.39)
Limited partners’ interest diluted adjusted net income (loss) per unit	$0.35	$(0.53)	$1.07	$(0.39)
Cash distributions declared per limited partner unit	$0.685	$0.685	$1.37	$1.37

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of June 30, 2015

Fuel Products Segment

The following table provides a summary of the implied fixed dollar crack spreads for Calumet’s crude oil, gasoline and gasoline crack spread swaps on a combined basis as of June 30, 2015 in the Partnership’s fuel products segment:

Crude Oil, Gasoline and Gasoline Crack Spread Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Third Quarter 2015	1,354,000	14,717	$15.81
Fourth Quarter 2015	798,500	8,679	$8.05
Totals	2,152,500
Average price			$12.93

The following table provides a summary of the implied fixed dollar crack spreads for Calumet’s crude oil, diesel and diesel crack spread swaps on a combined basis as of June 30, 2015 in the Partnership’s fuel products segment:

Crude Oil, Diesel and Diesel Crack Spread Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Third Quarter 2015	690,000	7,500	$20.42
Fourth Quarter 2015	690,000	7,500	$20.42
Calendar Year 2016	549,000	1,500	$19.56
Totals	1,929,000
Average price			$20.17

The following table provides a summary of the implied fixed percentage diesel crack spread hedges as of June 30, 2015 in the Partnership’s fuel products segment:

Diesel Crack Spreads by Expiration Dates	Barrels Sold	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
Third Quarter 2015	46,000	500	32.5%
Fourth Quarter 2015	46,000	500	32.5%
Calendar Year 2016	2,196,000	6,000	31.8%
Total	2,288,000
Average percentage			31.8%

The following table provides a summary of crude oil percentage basis swap contracts related to crude oil purchases as of June 30, 2015 in the Partnership’s fuel products segment:

Crude Oil Percentage Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
Third Quarter 2015	184,000	2,000	73.0%
Fourth Quarter 2015	184,000	2,000	73.0%
Calendar Year 2016	732,000	2,000	75.0%
Total	1,100,000
Average percentage			74.3%